Filed Pursuant to Rule 424(b)(3)
File No. 333-129722

PROSPECTUS SUPPLEMENT NO. 2
(To Prospectus Dated November 23, 2005)

Hana Biosciences, Inc.

4,677,364 Shares
Common Stock

The information contained in this prospectus supplement amends and updates our prospectus dated November 23, 2005, as amended by Prospectus Supplement No. 1 dated August 23, 2006 (the “Prospectus”), and should be read in conjunction therewith. Please keep this Prospectus Supplement with your Prospectus for future reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is September 4, 2007.

SELLING STOCKHOLDERS

The following table sets forth the number of shares of the common stock owned by the selling stockholders as of August 15, 2007, and after giving effect to this offering. The information in the table included under the heading “Selling Stockholders” in the Prospectus is superseded by the information appearing in the following table.

Selling Stockholder	Shares Beneficially Owned Before Offering		Number of Outstanding Shares Offered by Selling Stockholder	Number of Shares Offered by Selling Stockholder upon Exercise of Certain Warrants	Percentage Beneficial Ownership After Offering
LB I Group Inc.(1)	150,000		0	150,000	-
Crestview Capital Master, LLC(2)	137,500		0	137,500	-
Roger Philipp	60,000		50,000	10,000	-
Pogue World Fund Ltd. (3)	573,469	(4)	75,000	0	*
Mai N. Pogue & Gerald A. Pogue Jt. Ten.(3)	573,469	(4)	0	9,096	*
Ropa Investments, Ltd.	3,721		0	3,721	-
Les Fils Dreyfus & Cie S.A.	1,323		0	1,323	-
Pamatlan S.A.	746		0	746	-
Vanac Industries, Inc.	81		0	81	-
Guy Pommares	33		0	33	-
Citigroup Global Mkt. Inc. as IRA Rollover Cust. FBO Mai N. Pogue(3)	573,469	(5)	50,000	10,000	*
N. Dean Meyer	30,000		25,000	5,000	-
Charles D. Kleinow	80,780		25,000	5,000	*
Citigroup Global Mkt. Inc. as IRA Rollover Cust. FBO Susan K. Rho	83,680	(6)	12,500	2,500	*
Domenico Schinella	59,780	(6)	7,500	1,500	*
OXA Trade & Finance, Inc.(3)	573,469	(7)	0	15,000	*
MCP Global Corporation (3)	573,469		150,000	30,000	*
SDS Capital Group SPC, Ltd.(8)	225,000		0	37,500	-
Atlas Master Fund, Ltd.(9)	89,700		64,700	25,000	-
Panacea Fund, LLC(10)	150,000		0	25,000	-
Kristen Carol Bozza	150,000		125,000	25,000	-
Mosaix Ventures LP(11)	475,468	(12)	100,000	20,000	*
Coqui Capital Partners LP(13)	719,369	(14)	54,466	10,893	2.0
Kier Family, LP(15)	486,140	(16)	21,786	4,357	1.4
Ralph Kier	34,373		6,250	1,250	*
Hauck & Aufhauser Banquiers	15,000		0	15,000	-
SRI Fund, L.P.(17)	750		0	750	-
BBT Fund, L.P.(17)	7,375		0	7,375	-
Concentrated Alpha Parnters, L.P. (17)	4,375		0	4,375	-
Iroquois Master Fund Ltd.(18)	12,500		0	12,500	-
Omicron Master Trust(19)	8,540		0	8,540	-
Rockmore Investment MasterFund, Ltd. (20)	3,960		0	3,960	-
The Tail Wind Fund Ltd.(21)	70,800		59,000	11,800	-
Fred L. Vitale	450,805	(22)	43,572	8,714	1.2

Mark J. Ahn(23)	1,401,502	(24)	446	1,089	4.2
Shaun I. Anderson Ahn(23)	34,425		5,446	1,089	*
Zubin R. Mory	250		0	250	-
Friendly Capital LLC Defined Benefit Plan(25)	161,265		13,000	69,319	*
Henry P. Williams	4,800		4,000	800	-
Frank Kee Colen	12,000		10,000	2,000	-
Oppenheimer & Co., Inc.(26)	164,348		0	164,348	-
Griffin Securities, Inc. (27)	74,958		0	22,239	*
Mark Zizzamia	7,000		0	7,000	-
Salvatore Saraceno	7,000		0	7,000	-
SDS Capital	37,500		0	37,500
Chaminade University (28)	5,000		5,000	0	-
Total			907,666	912,188
 ________________

(1)
LB I Group Inc. is an affiliate of Lehman Brothers Inc., a registered broker-dealer, and has represented to the Company that it purchased the shares offered hereby in the ordinary course of its business.

(2)
Crestview Capital Partners, LLC (“CCP”) is the sole managing member of Crestview Capital Master, LLC (“CCM”) and may be deemed to have sole voting and investment power with respect to the securities beneficially owned by CCM. CCP disclaims beneficial ownership of these securities.  The Managing Members of CCP are Stewart Flink, Robert Hoyt and Daniel Warsh, each of whom may be deemed to have voting and dispositive power over securities beneficially owned by CCM, and each of whom also disclaims beneficial ownership of these securities. Mr. Flink is an affiliate of a broker-dealer and it has been confirmed to us that the securities were acquired to be resold in the ordinary course of business and that there are no arrangements with any other persons, whether directly or indirectly, to dispose of the securities.

(3)	Mai N. Pogue has voting and/or investment control of the shares held by the selling stockholder.
(4)	In addition to the shares issuable upon exercise of warrants offered by the selling stockholder under this prospectus, includes 70,312 shares issuable upon the exercise of a warrant.
(5)	In addition to the shares issuable upon exercise of warrants offered by the selling stockholder under this prospectus, includes 58,593 shares issuable upon the exercise of a warrant.
(6)	In addition to the shares issuable upon exercise of warrants offered by the selling stockholder under this prospectus, includes 11,718 shares issuable upon the exercise of a warrant.
(7)	In addition to the shares issuable upon exercise of warrants offered by the selling stockholder under this prospectus, includes 105,468 shares issuable upon the exercise of a warrant.
(8)	Steve Derby has voting and/or investment control of the shares held by the selling stockholder.
(9)	Dmitry Balyasny has voting and/or investment control of the shares held by the selling stockholder.
(10)
Michael S. Risnick, executive vice president of William Harris Investors Inc., the Manager of the selling stockholder, and Fred Holnbow and Charles Polsky, each a fund manager of the selling stockholder, share voting and investment control with respect to the shares offered by the selling stockholder.

(11)	Ranjan Lal, the managing partner of the selling stockholder’s general partner, has voting and/or investment control of the shares held by the selling stockholder.
(12)	In addition to the shares issuable upon exercise of warrants offered by the selling stockholder under this prospectus, includes 82,031 shares issuable upon the exercise of a warrant.
(13)	The U.S. Small Business Administration, as receiver for the selling stockholder, holds the power to vote and dispose of the shares held by the selling stockholder.
(14)	Includes 57,768 shares issuable upon the exercise of warrants.
(15)	Isaac Kier, a director of the Company, has voting and/or investment control of the shares held by the selling stockholder.
(16)	Includes 4,357 shares issuable upon the exercise of warrants.
(17)	Sid R. Bass has voting and/or investment control of the shares held by the selling stockholder.
(18)	Joshua Silverman has voting and investment control of the shares held by the selling stockholder. Mr. Silverman disclaims beneficial ownership of such shares.

(19)
Omicron Capital, L.P., a Delaware limited partnership (“Omicron Capital”), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda (“Omicron”), Omicron Capital, Inc., a Delaware corporation (“OCI”), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited (‘Winchester”) serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. Omicron Capital has delegated authority from the board of directors of Winchester regarding the portfolio management decisions with respect to the shares of common stock owned by Omicron and, as of August 22, 2006, Mr. Oliver H. Morali, officer of OCI, has delegated authority from the board of directors of OCI regarding the portfolio management decisions of Omicron Capital with respect to the shares of common stock owned by Omicron. By reason of such delegated authority, Mr. Morali may be deemed to have sole dispositive power over the shares of common stock owned by Omicron. Mr. Morali disclaims beneficial ownership of such shares of  common stock and has no legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended.  Omicron and Winchester are not “affiliates” of one another, as that term is used for purposes of the Securities Exchange Act of 1934, as amended, or of any other person named in this prospectus as a selling stockholder. No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G ) controls Omicron and Winchester.

(20)
Rockmore Capital, LLC (“Rockmore Capital”) and Rockmore Partners, LLC (“Rockmore Partners”), each a limited liability company formed under the laws of the State of Delaware, serve as the investment manager and general partner, respectively, to Rockmore Investments (US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda (“Rockmore Master Fund”). By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such shares of our common stock. Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the shares of common stock owned by Rockmore Master Fund and, as of August 15, 2006, Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the shares of common stock owned by Rockmore Master Fund. By reason of such authority, Messrs. Bernstein and Daly may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Messrs. Bernstein and Daly disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G controls Rockmore Master Fund.

(21)
Tail Wind Advisory & Management Ltd., a UK corporation authorized and regulated by the Financial Services Authority of Great Britain (“TWAM”), is the investment manager for The Tail Wind Fund Ltd., and David Cook is the CEO and controlling shareholder of TWAM. Each of TWAM and Mr. Cook expressly disclaims and equitable or beneficial ownership of the shares being offered under this prospectus and held by The Tail Wind Fund Ltd.

(22)
Includes 297,674 shares issuable upon the exercise of stock options and 7,031 shares issuable upon the exercise of warrants, not including the shares offered hereby that are issuable upon the exercise of warrants. Mr. Vitale is Vice President, Chief Business Officer of the Company.

(23)
Until his resignation on August 24, 2007, Mark J. Ahn was President and Chief Executive Officer and a director of the Company until his resignation. Shaun I. Anderson-Ahn is the spouse of Mark J. Ahn. The shares listed for each spouse do not include the shares owned by the other spouse, although these may be deemed to be owned beneficially by both spouses.

(24)
Includes 930,805 shares issuable upon the exercise of options and warrants. Dr. Ahn’s spouse also beneficially owns 6,948 shares issuable upon the exercise of warrants, including 1,089 shares offered hereby.

(25)
The selling stockholder is an affiliate of Griffin Securities, Inc., a registered broker-dealer, and has represented to the Company that it purchased the shares offered hereby in the ordinary course of business. Adrian Stecyk has voting and investment control of the shares held by the selling stockholder.

(26)
Oppenheimer & Co., Inc. is a registered broker-dealer. The shares offered by Oppenheimer & Co., Inc. are issuable upon the exercise of warrants received as compensation for placement agent services in connection with our October 2005 private placement.

(27)
Griffin Securities, Inc. is a registered broker-dealer. The shares offered by Griffin Securities, Inc. are issuable upon the exercise of warrants received as compensation for placement agent services in connection with our October 2005 private placement.

(28)	Daniel S. Gilmore, Bernard J. Ploeger and Mary C. Wesslkamper have voting and/or investment control of the shares held by the selling stockholder.